Exhibit 4.3

[EXECUTION COPY]

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3 to Rights Agreement (this “Amendment No. 3”), dated as of April 1, 2007, by and between Tribune Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A., formerly known as First Chicago Trust Company of New York), as Rights Agent (the “Rights Agent”), amends the Rights Agreement, dated as of December 12, 1997, as previously amended by Amendment No. 1 thereto, dated as of June 12, 2000, and Amendment No. 2 thereto, dated as of September 21, 2006 (the “Rights Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, the Company proposes to enter into:  (1) an Agreement and Plan of Merger with GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the “ESOP”), Tesop Corporation, a Delaware corporation wholly owned by the ESOP, and, for the limited purposes set forth therein, EGI-TRB, L.L.C., a Delaware limited liability company (“Tower Acquisition”); (2) a Securities Purchase Agreement with Tower Acquisition and Mr. Samuel Zell, as guarantor; (3) an ESOP Purchase Agreement with the ESOP; (4) an Investor Rights Agreement with Tower Acquisition and the ESOP; (5) a voting agreement with Chandler Trust No. 1 and Chandler Trust No. 2; (6) registration rights agreements with (a) Tower Acquisition and the ESOP, and (b) Chandler Trust No. 1 and Chandler Trust No. 2; and (7) other agreements contemplated by the foregoing or necessary to implement the transactions contemplated by the foregoing (such agreements in clauses (1) through (7), the “Transaction Agreements”); and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth below to provide that the execution, delivery and performance of the Transaction Agreements and the transactions contemplated thereby will not result in any Person becoming an Acquiring Person;

                NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.             The definition of Acquiring Person in Section 1(a) of the Rights Agreement, as previously amended, is hereby further modified and amended by adding the following sentence at the end of the last sentence thereof:

Notwithstanding anything in this Agreement to the contrary, no Person shall be deemed to be an Acquiring Person solely by virtue of the execution, delivery or performance of any of the Transaction Agreements or the transactions contemplated thereby.

2.             A new Section 1(ee) is hereby added to Section 1 of the Rights Agreement, which shall read in its entirety as follows:

“Transaction Agreements” shall mean the following agreements dated as of April 1, 2007:  (1) an Agreement and Plan of Merger by and among the Company, GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the “ESOP”), Tesop Corporation, a Delaware corporation wholly owned by the ESOP, and, for the limited purposes set forth therein, EGI-TRB, L.L.C., a Delaware limited liability company (“Tower Acquisition”); (2) the Securities Purchase Agreement by and among the Company, Tower Acquisition and Mr. Samuel Zell, as guarantor; (3) the ESOP Purchase Agreement by and between the Company and the ESOP; (4) the Investor Rights Agreement by and among the Company, Tower Acquisition and the ESOP; (5) the Voting Agreement by and among the Company, Chandler Trust No. 1 and Chandler Trust No. 2; (6) the Registration Rights Agreements by and among the Company and (a) Tower Acquisition and the ESOP, and (b) Chandler Trust No. 1 and Chandler Trust No. 2; and (7) other agreements contemplated by the foregoing agreements or necessary to implement the transactions contemplated by the foregoing agreements.

3.                                       This amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

4.                                       This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

TRIBUNE COMPANY

By:	/s/	Crane H. Kenney
Name:		Crane H. Kenney
Title:		Senior Vice President and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/	Tammie J. Marshall
Name:		Tammie J. Marshall
Title:		Senior Account Manager